Exhibit 8.3

[Letterhead of Wachtell, Lipton, Rosen & Katz]

March 27, 2020

CapStar Financial Holdings, Inc.

1201 Demonbreun Street, Suite 700

Nashville, Tennessee 37203

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of CapStar Financial Holdings, Inc., a Tennessee corporation (“CapStar”), including the proxy statements/prospectus forming a part thereof, relating to the proposed transaction between FCB Corporation, a Tennessee corporation, and CapStar, and the proposed transaction among The Bank of Waynesboro, a Tennessee chartered bank, CapStar Bank, a Tennessee chartered bank, and CapStar.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz